FOR IMMEDIATE RELEASE                               FOR FURTHER INFORMATION
July 18, 2007                                       Brendan J. McGill
                                                    Senior Vice President & CFO
                                                    (215-256-8828)

SUMMARY: Harleysville Savings Financial Corporation Announces Declaration of Regular Cash Dividend and Third Quarter Earnings for Fiscal Year 2007


         Harleysville, PA., July 18, 2007 - Harleysville Savings Financial Corporation (NASDAQ:HARL) reported today that the Company's board of directors declared a regular quarterly cash dividend of $.17 per share on the Company's common stock. This is the 80th consecutive quarter that the Company has paid a cash dividend to its stockholders. The cash dividend will be payable on August 22, 2007 to stockholders of record on August 8, 2007.

         Net income for the third quarter of fiscal year 2007 amounted to $814,000 or $.21 per diluted share compared to $1,100,000 or $.28 per diluted share for the same quarter a year ago. Net income for the nine months ended June 30, 2007 amounted to $2,475,000 or $.63 per diluted share compared to $3,342,000 or $.85 per diluted share for the same nine-month period a year ago.

         President and CEO Ron Geib stated, "While the current interest rate environment and intense competition continues to challenge our ability to maintain the net interest margin and grow deposits, we are pleased with the fundamentals within the balance sheet that we believe will yield long-term franchise and shareholder value. The high quality of assets, controlled level of operating expenses, growth in commercial loans and transaction accounts and the focus on providing superior customer service, will enable our company to remain positioned for earnings growth when the environment changes."

         The decrease in net interest income of $436,000 and $1,000,000 for the three and nine month period ended June 2007 compared to the same period in 2006 is a direct result of the continued pressure on the interest rate spread.

         Non-interest income increased to $475,000 for the three-month period ended June 30, 2007 from $340,000 for the comparable period in 2006. For the nine-month period ended June 30, 2007, non-interest income increased to $1,413,000 from $944,000 for the comparable period in 2006. The three-month and the nine-month increase are due to the fact that the Company sold investments for a gain, had additional income from fees associated with transaction accounts, fees associated with loans and additional Bank Owned Life Insurance ("BOLI") income.

         During the quarter ended June 30, 2007, non-interest expenses increased by $159,000 or 8.0% to $2.3 million when compared to the same period in 2006. For the nine-month period ended June 30, 2007, non-interest expenses increased by $729,000 or 12.0% compared to the comparable period in 2006. Management believes these are reasonable increases in the cost of operations after considering the impact of opening a new branch location in June of 2006 and additional expenses related to the Company's new commercial loan department. The annualized ratio of expenses to average assets for the three and nine month periods ended June 30, 2007 and 2006 were 1.21%, 1.21% and 1.12% and 1.07%, respectively.

         The Company's assets increased to $778.1 million compared to $775.2 million a year ago. Stockholders' book value increased to $12.73 per share from $12.50 a year ago. As of June 30, 2007, the Company had $420,000 of non-performing assets and 90-day delinquent loans.

         Harleysville Savings Financial Corporation is the holding company for Harleysville Savings Bank. Established in 1915, Harleysville Savings Bank is a Pennsylvania chartered and federally insured savings bank, headquartered in Harleysville, PA. Harleysville is located in Montgomery County, which has the third largest population base and the second highest per capita income in the state of Pennsylvania.

         This presentation may contain forward-looking statements (within the meaning of the Private Securities Litigation Reform Act of 1995). Actual results may differ materially from the results discussed in these forward-looking statements. Factors that might cause such a difference include, but are not limited to, general economic conditions, changes in interest rates, deposit flows, loan demand, real estate values and competition; changes in accounting principles, policies, or guidelines; changes in legislation or regulation; and other economic; competitive, governmental, regulatory, and technological factors affecting the Company's operations, pricing, products and services.

Harleysville Savings Financial Corporation
Selected Consolidated  Financial Data as of June 30, 2007


(Dollars in thousands except per share data)
((1)Unaudited)                                 ------------------------    ------------------------
                                                  Nine Months Ended:          Three Months Ended:
                                               ------------------------    ------------------------
                                                June 30,       June 30,      June 30,      June 30,
Selected Consolidated Earnings Data              2007(1)       2006(1)       2007(1)       2006(1)
--------------------------------------------   ----------    ----------    ----------    ----------
Total interest income                              29,847        29,028        10,115         9,923
Total interest expense                             21,234        19,413         7,249         6,621
                                               ----------    ----------    ----------    ----------

Net Interest Income                                 8,613         9,615         2,866         3,302
Provision for loan losses
                                               ----------    ----------    ----------    ----------
Net Interest Income after Provision for Loan
Losses                                              8,613         9,615         2,866         3,302
                                               ----------    ----------    ----------    ----------

Gain on sales of investments                          160            27            --            18
Non-interest income                                 1,253           917           475           322
Total non-interest expenses                         6,890         6,161         2,316         2,156
                                               ----------    ----------    ----------    ----------

Income before Income Taxes                          3,136         4,398         1,025         1,486
Income tax expense                                    661         1,056           212           386
                                               ----------    ----------    ----------    ----------

Net Income                                     $    2,475    $    3,342    $      813    $    1,100
                                               ==========    ==========    ==========    ==========

Per Common Share Data
--------------------------------------------
Basic earnings                                 $     0.64    $     0.86    $     0.21    $     0.29
Diluted earnings                               $     0.63    $     0.85    $     0.21    $     0.28
Dividends                                      $     0.51    $     0.48    $     0.17    $     0.16
Book value                                     $    12.73    $    12.50    $    12.73    $    12.50
Shares outstanding                              3,921,177     3,840,158     3,921,177     3,840,158
Average shares outstanding - basic              3,859,267     3,882,257     3,859,397     3,850,573
Average shares outstanding - diluted            3,888,142     3,913,936     3,877,469     3,884,553


                                               ------------------------    ------------------------
                                                  Nine Months Ended:          Three Months Ended:
                                               ------------------------    ------------------------
                                                 June 30,      June 30,      June 30,      June 30,
Other Selected Consolidated Data                 2007(1)       2006(1)       2007(1)       2006(1)
--------------------------------------------   ----------    ----------    ----------    ----------
Return on average assets                            0.44%         0.58%         0.42%         0.57%
Return on average equity                            6.77%         9.30%         6.64%         9.20%
Interest rate spread                                1.34%         1.54%         1.29%         1.58%
Net yield on interest earning assets                1.58%         1.72%         1.53%         1.77%
Operating expenses to average assets                1.21%         1.07%         1.21%         1.12%
Efficiency ratio                                   69.86%        58.49%        69.32%        59.51%
Ratio of non-performing loans to total
  assets at end of period                           0.06%         0.00%         0.06%         0.00%
Loan loss reserve to total loans, net               0.47%         0.52%         0.47%         0.52%


                                               -----------------------------------------------------------------
                                                June 30,       Mar 31,       Dec 31,       Sept 30,    June 30,
Other Selected Consolidated Data                 2007(1)       2007(1)       2007(1)       2006(1)      2006(1)
--------------------------------------------   -----------------------------------------------------------------
Total assets                                   $  778,136    $  763,635    $  749,786    $  775,638   $  775,181
Consumer Loans receivable - net                   397,018       390,299       385,270       384,853      378,692
Commercial Loans                                   13,071         9,500         5,649           920          100
Loan loss reserve                                   1,943         1,946         1,952         1,956        1,955
Cash & investment securities                      120,204       122,222       106,870       129,257      124,779
Mortgage-backed securities                        202,379       199,176       210,555       220,314      230,430
FHLB stock                                         14,017        13,809        14,501        15,499       15,265
Deposits                                          433,074       434,471       430,128       429,254      433,684
Advances                                          288,017       274,154       265,870       294,611      286,242
Total stockholders' equity                         49,045        49,208        48,817        48,471       48,014
